Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Four Oaks Fincorp, Inc. on Form S-8 (File Nos. 333-30677 and 333-69792) and Form S-3 (File No. 333-33527) of our report dated March 14, 2007, on our audits of the consolidated financial statements of Four Oaks Fincorp, Inc. as of December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006, which report is included in this Annual Report on Form 10-K.

/s/ Dixon Hughes PLLC

Dixon Hughes PLLC

Raleigh, North Carolina

March 15, 200